Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Annual Report on Form 1-K our audit report dated August 18, 2023, which includes an explanatory paragraph relating to The iRemedy Healthcare Companies, Inc.’s (the “Company”) ability to continue as a going concern, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021.

/s/ WithumSmith+Brown, PC

Orlando, Florida
February 7, 2025